Exhibit 10.1

CONTRACT CV-1013/95

SUPPLY CONTRACT FOR

ETHYLENE SIGNED BETWEEN

COPENE AND OXITENO

Supply Contract for ETHYLENE Nº CV-1013/95 agreed

between COPENE-PETROQUIMICA DO NORDESTE

S/A and COPENOXITENO NORDESTE S.A. as defined below:

COPENE-PETROQUIMICA DO NORDESTE S/A, based in the Municipality of Camaçari in the State of Bahia, registered in the Finance Ministry’s General Register of Contributors under Nº 32.150.391/0001-70, herein referred to as COPENE, in this instrument represented by its Directors Otto Vicente Perrone and Marco Antonio Ferreira Ebert, and COPENOXITENO NORDESTE S.A. based in the Municipality of Camaçari in the State of Bahia, registered in the Finance Ministry’s General Register of Contributors under Nº 14.109.664/0001-06, in this instrument represented by its Directors Pedro Wongtschowski and José Carlos de Oliveira Coimbra, herein referred to simply as OXITENO, have between themselves agreed the conditions of the present contract for the supply of ETHYLENE to be governed by the following clauses and conditions:

CLAUSE ONE – THE OBJECTIVE

COPENE agrees to sell and deliver, without exclusivity, and OXITENO and agrees to purchase and receive from COPENE, for the exclusive use in its plant in Camaçari, ETHYLENE in accordance with the quantative limits established in Clause Three and the quality specified in Clause Four, observing the other conditions stipulated in the present Contract.

1.01 - OXITENO is obliged to use the ETHYLENE that is the object of this Contract as a raw material in operations in its industrial units located in Camaçari, and it is forbidden to sell it, by whatever means, without the express agreement of COPENE.

1.01.1 - OXITENO’s units that consume ETHYLENE consist of an existing unit for the manufacture of ETHYLENE OXIDE as well as another similar plant in the final stages of construction, with a scheduled start up date in the first quarter of 1997. This unit will henceforth be referred to as the NEW UNIT.

1.02 - COPENE takes no responsibility for any losses, direct or indirect damage, or consequences that occur to OXITENO as a result of the use of the ETHYLENE supplied, considered for this purpose to be at the point of delivery defined in item 5.13.

CLAUSE TWO - TIME LIMIT

This contract will enter into force from the date of its signature and will bind the contracted parties until the end of March 2012.

2.01- Due to the time limit established in the Clause One, its extension will be automatic for successive periods of 5 (five) years, except in the event of either party expressing, in writing, their intention not to extend the period, with advance notice of at least 36 (thirty-six) months before the end of the respective contract period.

CLAUSE THREE - QUANTITIES

COPENE is obliged to sell and deliver to OXITENO the ETHYLENE that it needs for its industrial production, up to the annual maximum limit defined in Annex A, which is an integral part of this contract. Also, the minimum annual limit that OXITENO is obliged to receive and buy from COPENE, in the corresponding specified periods, as with other contractual dispositions relative to these qualities, are detailed in the same Annex A.

3.01 - Up to 30 October of each year OXITENO will provide an ETHYLENE and consumption forecast for the subsequent calendar year, being also obliged to satisfy the annual consumption limits established in Annex A. The quantities thus communicated will be confirmed or revised by COPENE up to the 10th of December the same year.

3.02 - Up to the 10th of each month, OXITENO will inform COPENE in writing of any revisions made to the quantities previously communicated, for the six months subsequent to that month, observing the limits established for that year.

3.03 - COPENE may also, solicit up to 3 (three) other consumption forecasts from OXITENO for 12-month periods, which is obliged to provide them, these also mandatorily satisfying the limits established in Annex A.

3.04 - If for reasons not specified in Clause Nine, nor due to reductions or interruptions in the supply of ETHYLENE, OXITENO does not receive or agree to purchase the minimum quantities established in Annex A, at the end of each calendar year, COPENE will debit OXITENO the difference between the minimum annual consumption established in Annex A and the actual consumption of ETHYLENE at a unit price calculated at 40% (forty percent) of the existing selling price on 31 December of the respective calendar year, updated in financial terms up until the day of payment according to the variation in value of the Central Bank’s BBC Bonds between the 31 December of the year in question and two days prior to the payment date.

3.04.1.1 - If COPENE sells the difference between its contracted annual minimum consumption and OXITENO’s real consumption to third parties, it will only debit the corresponding value to the difference between the net revenue from the sale of this made to OXITENO and the net revenue from the substitute sales operations, calculated according to the values on 31 December according to the variation in the Central Bank’s BBC Bonds or equivalent substitute index, with the difference limited to the maximum value stipulated in item 05.4.

3.05 - If for reasons not defined in Clause 9, and not OXITENO’s fault, COPENE cannot supply the minimum quantities of ETHYLENE established in Annex A for each calendar year, COPENE will be suffer a penalty calculated by applying the same unit price and financial updating criteria as defined in 3.04 to quantities not delivered.

3.05.1 - If OXITENO purchases the quantities of ETHYLENE not delivered from third parties to make up stocks, the latter should only credit COPENE the product purchase value manufactured by OXITENO that surpasses the cost of the same quantities if sold by COPENE, limited to a maximum value to be updated financially and paid according to clause 3.04 above.

3.06 - In the event that either items 3.04 or 3.05 occur, the prejudiced party will not have any credit with the debtor of whatever nature whatsoever, and will be fined on the items referred to.

CLAUSE FOUR – QUALITY, MEANS OF DELIVERY AND SUPPLY CONDITIONS

The supply of ETHYLENE will be made using pipelines constructed and owned by COPENE directly interlinking OXITENO’s installations with those of COPENE located in Camaçari. The ETHYLENE will be delivered in a continuous flow in gaseous form.

4.01 - COPENE, since then, and according to the terms of this instrument, concedes OXITENO the real right to use the above-mentioned pipes according to: arts 742 to 745 of the Civil Code, for the specific and exclusive purpose of receiving the ETHYLENE herein contracted during the validity of this contract plus a period of 5 (five) years for the renewal of the same, eliminating the right of automatic use of the final term in the present contract.

4.01.1 – If there is the need for expanding and or the installation of new pipes to supply flows a higher than originally contracted, OXITENO is obliged to pay COPENE, for the assignment of the right to use these new pipes, the commonly agreed value between the parties defined in written correspondence and in the established form of payment.

4.01.2 – The maintenance necessary to perfect the operation of the gas pipeline during the validity of this contract will be the responsibility of COPENE, which will pay for all the costs involved.

4.01.3 – The right of use that, in this instrument, ensures that OXITENO cannot oblige COPENE to indemnify or return any of the amount to OXITENO if this right is withdrawn as a result of the cancellation of the present contract or the failure to renew the same.

4.02 – The ETHYLENE to be supplied by COPENE should comply with the technical specifications cited in item B.01 of Annex B, which is an integral part of this Contract. This same Annex B also defines the methods of analysis to be carried out, as well as the supply conditions for the ETHYLENE and the battery limits of OXITENO.

4.03 The ETHYLENE supplied by COPENE that does not satisfy the technical specifications cited in item B.01 of Annex B may not be accepted by OXITENO, a hypothesis that would lead to a stoppage in deliveries of ETHYLENE by COPENE until the specifications are fully complied with. The possible acceptance of ETHYLENE supplied by COPENE that is outside of the acceptable qualitative parameters is only valid on an isolated basis and would not stop rejection of the product in later instances.

4.03.1 – If OXITENO accepts ETHYLENE supplied by COPENE that is outside of the acceptable qualitative parameters due to a failure to comply with minimum purity standards specified, the sale price of the ETHYLENE will be reduced to maintain the same unit price in terms of the volume of ETHYLENE contained.

4.04 – In the hypothesis that OXITENO detects, using its own analysis, that the ETHYLENE is outside the required specifications, this fact should be communicated to COPENE up to 24 hours after delivery, stating the nature of the irregularities found and qualifying and quantifying them using the analytical methods defined in item b.01, and including the date and time of delivery.

4.05 In the event the hypothesis mentioned in item 4.04 occurring, COPENE will communicate to OXITENE with its analytical report concerning the supply referred to, and having confirmed the COPENE’s results, will communicate the identity of the irregularities and OXITENE may or not accept the ETHYLENE, as determined in 4.03 and 4.03.1.

4.05.1 – If the ETHYLENE is not accepted by OXITENE, COPENE will suspend the supply until the specifications for the ETHYLENE are re-established. In this case neither of the parties will be liable to any other onus, if not arising from the interruption in supply, as determined in items in 3.04 and 3.05.

4.06 – Still concerning the hypothesis mentioned in item 4.04, if the results included in the communication sent by OXITENO do not coincide with COPENE’s report, the latter will collect at the same time and date at least 3 (three) samples, at battery limit for OXTIENO, for analysis by the two parties to verify which of the analyses are correct.

4.06.1 – If the sample reports drawn up by OXITENO and COPENE mentioned in item 4.06 present the same results, indicating impurities and or contamination in the ETHYLENE supplied at levels higher than those specified in B.01, the irregularities indicated in the sample reports will be considered for all effects of item 4.03.1.

4.06.2 – If the sample reports drawn up by OXITENO and COPENE mentioned in item 4.06 present the same results indicating that the ETHYLENE is within the contracted specifications, no further doubts will remain about the quality of the ETHYLENE supplied and the irregularities indicated by OXITENO will not be considered for the effects of this contract.

4.06.3 – If there are differences in the results of the sample analyses, both parties will try to clarify the differences between the results and if no agreement is reached, an independent arbitrator will be elected, who will analyze the third sample of the product as fast of possible and issue a conclusive report on the quality of the product, which must be unconditionally accepted by both parties.

4.06.4 – If the agreement made between the parties of the arbitrator show that COPENE’s results are incorrect, the differences will be taken that are established in the agreement/arbitration in relation to the results of the report on the suspect ETHYLENE. The specification thus obtained will be obtained will be considered for all purposes of this Contract, including the price.

4.06.5 - if the agreement/arbitration indicates that OXITENO’s results are incorrect, the specifications of the COPENE report pertinent to the suspect ETHYLENE will be considered for all purposes of this Contract, including the price.

4.07 - Except when the supply specifications and conditions established in Annex B, COPENE will not provide any guarantee that the ETHYLENE supplied will be adequate for any use in particular. OXITENO assumes total responsibility for all the risks of any nature that may result from the use of the ETHYLENE acquired. Whether used by itself or in combination with any other technological process.

CLAUSE FIVE - MEASUREMENT AND TRANSFER OF OWNERSHIP

To verify the quantities of ETHYLENE delivered, for the purposes of billing, COPENE has installed flow total measuring instruments and a Centralized Telemetering System, which are here designated as the Official Meters for all the brands and models established in COPENE norms issued to date.

5.01 – As well as the Official Meters, COPENE installed Reserve Meters of brands and models defined by COPENE and compatible with the above-mentioned norm, or its replacement.

5.01.1 - If, due to an alteration in the profile of OXITENO’s consumption, damage is proved to be caused by this, or in the case of the obsolescence of the Official and/or reserve Meters agreed between the two parties and if it is deemed necessary to replace these instruments or replace with new ones, OXITENO will bear the costs of the new instruments and will transfer them to the ownership of COPENE, which in turn will accept the commitment to maintain these instruments.

5.01.2 - The Official and/or reserve Meters will be installed in a measuring station at a location agreed by both parties and the protection and construction of which should conform to COPENE norm PN-80.65 and its subsequent revisions, of which OXITENO is aware of, and that have been approved by COPENE.

5.02 - Verifying the quantities of ETHYLENE delivered will be made by COPENE on the supply dates at a pre-established time using the Centralized Tele-measurement System.

5.02.1 - In the event of problems being detected in these digital rate indicators and totalizers, measurement will be made initially using the read-out from the meters or digital rate indicators and totalizers on the “Reserve Meters” and subsequently by the tele-measurement meters.

5.02.2 - The calculations which are deemed necessary for the determination of the quantities delivered, must be made using a procedure adopted by the competent national or international authority, at the criteria of COPENE, with the prior knowledge and agreement of OXITENO.

5.03 – OXITENO is allowed to install “Additional Meters”, of a type and brand approved by COPENE, in its installations at Camacari, bearing the cost exclusively.

5.03.1 - The installation of these “Additional Meters” will not interfere with the performance of the “Official Meters”, and their installation must be approved by COPENE, for the application of Clause 5.07 of this contract.

5.04 - A program must be elaborated by the contracted parties, for the maintenance and calibration of the “Official Meters” and the “Reserve Meters”, which envisages the routine verification at regular intervals not exceeding 90 (ninety) days.

5.04.1 - In the event of “Additional Meters” being installed, a similar maintenance program must be drawn up by OXITENO.

5.05 - The maintenance and calibration of the “Official Meters” and “Reserve Meters”, will be carried out by COPENE, always advising OXITENO in writing, with minimum advance notice of 48 hours, in such a way as to allow the latter, should it so wish, to send a representative along to monitor the work carried out.

5.05.1 - OXITENO may at any time, requested COPENE to measure and calibrate the “Official Meters”. The cost of such requests will always be debited to OXITENO if the “Official Meters” have been considered to be satisfactorily calibrated.

5.05.2 - In the absence of a representative of OXITENO, COPENE will proceed with the measurement and calibration without OXITENO having any right of recourse or complaint.

5.06 - The maintenance and checking of the Additional Meters will be done by OXITENO, always after having previously advised COPENE in writing and with at least 48 hours of advance warning to allow the latter company to accompany the work if it so desires.

5.06.1 – In the absence of representatives from COPENE, OXITENO will proceed with the checking and the meters verified will be considered valid and accurate for the application of item 5.07.5.

5.07 - The Official or Reserve Meters will be considered suspect, and should be promptly checked whenever the differences between the same and measurements made by OXITENO are more than 1% (one percent).

5.07.1.1 – The only Additional meter readings that will be considered for the purposes of comparison are those that satisfy Clause 5.03.2 and 5.04.1 of this contract.

5.07.1.2 – Whenever it is the case that the Official or Reserve Meters are proven to be adequately calibrated, their readings will be adopted.

5.07.1.3 Whenever the Official or Reserve Meters are not considered calibrated, after a suitable check has been made, mutual agreement will be reached to determine the respective correction factor and the measurements to be adopted will be obtained by applying this correction factor to the quantities effectively totaled and/or registered by the above-mentioned Official Meters from the date the deviation is detected until the date of calibration.

5.07.1.4 – COPENE can, at is exclusive criteria, consider the reading of the Reserve Meters installed by OXITENO whenever the Official Meters are considered suspect by either party.

5.07.1.5 - COPENE can, at is exclusive criteria, consider the reading of the Reserve Meters installed by OXITENO in the event of the occurrence described in Clause 5.07 above.

5.08 - During the maintenance of the Official Meters installed by COPENE the Reserve Meter readings will be considered as the official figures.

5.08.1 – COPENE can, at is exclusive criteria, consider the reading of the Additional Meters installed by OXITENO in the event of the occurrence described in Clause 5.08 above

5.09 - At a pre-established time previously known by OXITENO, COPENE will select and inform OXITENO of the quantities of ETHYLENE supplied. The measurement bulletins for the quantities of ETHYLENE delivered to OXITENO will be made available for verification or contesting until 180 (one hundred and eighty) days after the billing date.

5.09.1 – Payment of the bills should be made independent from any contest being made and if later the existence of differences is verified the appropriate debit/credit for these quantities will be made as defined in 06.4 below:

5.10 - When necessary the calculations of measurements relative to the “Reserve Measurements” will be interpreted and carried out by COPENE, which will be obliged to maintain them available for examination by OXITENO within a period of 180 (one hundred and eighty) days.

5.11 OXITENO will be granted, whenever it wants to and requests, access to the installations used to distribute the products the object of the present contract to, through its authorized representatives, accompanied by representatives from COPENE, to verify the delivery conditions of products sent out.

5.12 Neither of the parties can allege errors in the measurements taken of the quantities supplied after 180 (one hundred and eighty) days from the billing date.

5.13 The ownership of the ETHYLENE supplied by COPENE will be considered as transferred to OXITENO from the delivery point defined as the point situated immediately downstream from the “Official Meters”.

CLAUSE SIX - PRICES AND READJUSTMENTS

The sale price of the ETHYLENE supplied by COPENE, in a single and on delivery payment excluding taxes will be considered as the agreement between COPENE and its clients consuming ETHYLENE, based on the parameters in the raw materials and petrochemical markets, effective from the day of delivery of the product, identical to those clients supplied by pipelines located in Camaçari.

6.01 - If the government takes controls of the price of the ETHYLENE supplied by COPENE, the readjustment in prices will be made in accordance with the determinations of the body controlling prices, and OXITENO immediately advised by COPENE in writing.

6.02 - The federal taxes PIS and COFINS are included in the prices mentioned above. Any federal, state and/or municipal taxes, such as ICMS applicable to the supply of ETHYLENE the object of this Contract and not included in the prices and readjustments, will be added to the bill for the quantities of ETHYLENE supplied.

6.03 – Term sales of ETHYLENE at higher-than-established prices with taxes added will also be aggregated at a rate related to financial costs corresponding to the average term of payment established.

6.04 The differences in metered amounts collected by the parties as outlined in item 5.09.1 will be credited or debited to OXITENO in the bill following the date these differences were identified at the sale price of ETHYLENE on the billing date in question, corrected by the variation in the BBC or bond that substitutes it, plus 01% (one percent) per month.

CLAUSE SEVEN - METHOD OF PAYMENT

The supply of ETHYLENE, the object of this Contract, will be billed periodically by COPENE for payment by OXITENO over an average term to be indicated by COPENE in either Salvador or Camaçari.

7.01 - If the economic and financial situation of the country or OXITENO causes risks to the integrity of COPENE’s equity value and consequently the continuity of supply to OXITENO, COPENE can alter the existing billing and payment conditions, including those for spot sales.

7.01.1 – Payment outside the terms established by COPENE will be subject to the market non-payment charge that COPENE is practicing during the period of default.

7.02 - COPENE, at is exclusive criteria, can offer bank trade note discounts before the billing expiry date corresponding to the ETHYLENE bills owed by OXITENO and notify in writing if there will be any extension of the billing due dates. No penalty will be charged to OXITENO and COPENE will assume the onus for all corresponding bank charges.

7.02.1 – If already overdue and the trade note is not paid, COPENE can opt for the bank discount associated with these trade notes on a date later than their respective expiry, and the company will establish a new due date for the trade notes and advise OXITENO of this decision. The financial charges of such a discount operation will be debited from OXITENO, which will immediately pay them to COPENE. The rate for bad debt dealt with in item 7.01.1 will end on the date of the discount and should be paid together with the financial charges.

7.03 – The delay in payment of two consecutive trade notes by OXITENO or the financial charges dealt with in item 7.01.1 will give COPENE the right to suspend the supply of ETHYLENE, after advising OXITENO at least 5 (five) working days prior to taking this action. The supply of ETHYLENE will be immediately reinstated or within a maximum period of 24 hours after OXITENE settles the outstanding bill (s) with COPENE.

CLAUSE EIGHT – STOPPAGES

COPENE will inform OXITENO, with at least 6 (six) days of advance warning, of any planned maintenance stoppages at its ETHYLENE producing plants.

8.01 – The general maintenance stoppage programs at OXITENO’s installations should be established by common agreement with COPENE with at least 6 (six) days of advance warning.

8.01.1 – In principle, the general maintenance stoppage programs at OXITENO’s and COPENE’s installations do not need to coincide.

8.02 – For the purposes of applying the stipulations made in items 3.04 and 3.05, in the cases in which either party interrupts or reduces the amount of ETHYLENE received, due a fault of their own, programmed stoppage or act of God, the other party will its annual minimum supply/delivery limit of ETHYLENE reduced by an amount equal to the value calculated using the formula in item 8.02 below:

Q = (N1 + N2 x F) x Qmin

where: Q	=	quantity to be diminished
N1	=	number of hours of interruption
N2	=	number of hours of reduction
F	=	reduction factor, calculated as the minimum hourly flow less the reduced hourly flow divided by the minimum hourly flow (Qmin) as defined in Annex A.
Q(min)	=	minimum hourly consumption flow according to Annex A

8.03 – For the purposes of application of the above to items 3.04 and 3.05, in the cases in which a part interrupts or reduces the intake/supply of ETHYLENE, with only itself to blame, programmed stoppage or Act of God, the other party will have its annual minimum intake/supply limit reduced by a volume of ETHYLENE equal to that calculated using the same formula as in item 8.02 above.

8.04 – COPENE and OXITENO will maintain the other party informed of any event that may prejudice the normal supply of ETHYLENE and will make every effort to restore the same to normality as quickly as possible.

CLAUSE NINE - ACTS OF GOD, FORCE MAJEURE AND CONTINGENCIES

Neither party can be held responsible for the failure to comply with their contractual obligations when the result of factors outside of their control, such as strikes and any actions by the government and/or other authority at any level that, for any reason, intervenes or prejudices the functioning of their industrial installations, as well as the impossibility of obtaining the necessary raw materials, or acts of God, as defined in the Sole Paragraph of Art. 1058 of the Brazilian Civil Code.

9.01 – For any of the reasons mentioned above or due to supply problems of raw materials, COPENE, at is option, can reduce the supply of ETHYLENE to its clients. This reduction in the supply of ETHYLENE will be distributed among all COPENE’s clients and calculated in such a way that they will be supplied proportionately to the minimum volumes defined in Annex A at the time of this contingency.

9.02 – Whenever the contracting parties judge it necessary to invoke reasons due to an act of God, they should inform the other party in writing within 2 (two) days of the occurrence.

CLAUSE TEN - RECISION

COPENE and OXITENO can rescind the present Contract with full right and independent of notification or judicial or extrajudicial interpellation in the following conditions:

a)	judicial or extrajudicial liquidation or bankruptcy of the other party, homologated or decreed.

b)	the transfer, either total or partial, to third parties without the authorization of the other party of the rights and obligations attributed each party in this present Contract, except when this transfer is due to an incorporation, merger or split up.

10.1 – In the event of the non-payment of any Clause or condition in this Contract by either of the parties, the innocent party may rescind the same based on the hypothesis that the guilty party does not pay its outstanding debt within 90 (ninety) days from receipt of notice accusing the referred of its failure to meet the necessary contractual demands. In this case, the innocent party should, within a period of 30 (thirty) days from the final date for payment of the debt defaulted on, rescind the present Contract, according to its preemptory rights.

10.2 – If one of the contracted parties rescinds the present Contract for any other reason that determined in this Clause, or give any cause for its rescission, it will be liable to pay the prejudiced party indemnity for losses and damages to an amount equal to 40% (forty percent) of the minimum quantities of ETHYLENE still to be supplied from the date the contract was rescinded to the ending of the present contract at the price on the date of the rescission.

1.2.1 – The above-mentioned onus should be paid by the guilty party to the prejudiced party within a period of 90 (ninety) days from the date the contract is rescinded, independent of notification or judicial interpolation and if the prejudiced party has to resort to judicial means to receive this indemnity, its value will be corrected financially by the variation in the BBC and this corrected value will incur a fine of 10% (ten percent), independent to the recovery of judicial costs incurred and lawyer’s fees of 20% (twenty percent).

10.3 – All and any tolerance in terms of compliance by either party to the conditions established in the present Contract do not signify any alteration in the already agreed contractual regulations but merely a more liberal approach by the other party.

CLAUSE ELEVEN - ALTERATION AND FORUM

This agreement cannot be altered, assigned or transferred, either wholly or in part, except with the consent of both parties with an instrument in writing additional to this present Contract.

11.1 – The Forum in the City of Camarçi in the State of Bahia is elected for resolve any controversies arising from this present Contract and its implementation, to the exclusion of any other, however privileged it may be.

CLAUSE TWELVE - ADDRESSES

And being thus fairly contracted, accepting the obligations for both themselves and their successors, the parties sign 4 (four) copies of the present Contract of equal content and for a single purpose, in the presence of the four witnesses named below;

Camarçi, 01 September 1995

COPENE-PETROQUIMICA DO NORDESTE S/A

OTTO VICENTE PERRONE	MARCO ANTONIO FERREIRA EBERT
PRESIDENT	DIRECTOR OF OPERERATIONS

OXITENO NORDESTE S.A.

PEDRO WONGTSHOWSKI	JOSE CARLOS OLIBEIRA COIMBRA
SUPERINTENDENT DIRECTOR	COMMERCIAL DIRECTOR

ANNEX A – CV 1013/95

THE SUPPLY CONTRACT OF ETHYLENE SIGNED BETWEEN COPENE AND OXITENO Nº CV – 1013/95

A.01 - The contracted supply of ETHYLENE is defined by the limits established below:

	MAXIMUM ANNUAL CONSUMPTION		MAXIMUM ANNUAL CONSUMPTION		MAXIMUM ANNUAL CONSUMPTION		MAXIMUM ANNUAL CONSUMPTION
TO JAN./97	105,000	t	73,500	t	12,22	t	8.55	t

FROM FEB./97	197,000	t	137,900	t	22.83	t	16.05	t

A.02 – COPENE is not obliged to supply an/or OXITENO to receive and purchase the minimum quantities fixed for February 1997 in A.01, and no onus or fine can be imposed on either party if OXITENO’s NEW UNIT and/or the expansion of COPENE’s production unit are delayed by up to 120 (one hundred and twenty) days from 01.02.97, as long as advance warning was given of this situation before November 1996.

A.2.1 – In the event the above-mentioned delay actually happens, the minimum and maximum annual consumptions and/or supplies should be calculated “pro rata tempore”.

A.2.2 - If there is a delay in the initiation of supply or purchase of the new flow forecast for February 1997, of more than 120 days, without the prior consent of both parties before November 1996, the innocent party can transfer its commitment to supply/purchase the additional contracted quantities for that date to third parties without fear of being fined, assuming any onus or responsibility associated with this action.

A.03 - COPENE does not have any obligation to supply the quantity of ETHYLENE of any more than the hourly maximum established in A.01. OXITENO can only surpass its maximum hourly consumption with the agreement of COPENE.

A.04 - The quantities of ETHYLENE supplied and consumed should be as constant as possible. As long as the supply flows and consumption depend on the operating conditions of the COPENE and OXITENO plants, the parties will make every effort to coordinate their operations so as to ensure the uniformity of supply flow.

ANNEX B C.V - 1013/95

THE SUPPLY CONTRACT OF ETHYLENE SIGNED BETWEEN COPENE AND OXITENO Nº CV – 1013/95

B.01 - The technical specifications to be abided by for the supply of ETHYLENE dealt with in this Contract, as well as the respective methods of analysis to be used by COPENE are as follows:

PRODUCT: ETHYLENE

SPECIFICATIONS		METHOD OF ANALYSIS
PURITY	99.0 % min. vol.	Difference in impurities
METHANE, ETHANE and N2	1000 ppm max. vol. (*)	ASTM-D-2505
ACETYLENE	5 ppm max. vol	ASTM-D-2505
C3+HYDROCARBONS
HEAVIER	10 ppm max. vol	ASTM-D-2505
OXYGEN	3 ppm max. vol	TELEDYNE
CARBON MONOXIDE	2 ppm max. vol	ASTM-D-3416/78
CARBON BIOXIDE	5 ppm max. vol	ASTM-D-3416
METHANOL	5 ppm max mass (**)	UOP – 569
ACETONE	5 ppm max mass	UOP – 569
AMMONIA	1 ppm max mass	UOP – 430/ASTM D1426
WATER	3 ppm max mass	SHAW EQUIPMENT
HYDROGEN SULPHATE	2 ppm max mass	SIEVERS SCD350
TOTAL SULPHER	2 ppm max mass	ASTM-D-2785/2784
NITROGEN OXIDE	5 ppm max mass	ASTM-D-3608
HYDROGEN	5 ppm max mass	ASTM-D- 2504

(*)	Sum of Methane + Ethanol + Nitrogen should be less than 1000 ppm vol. Nitrogen content using the LUMMUS 700/6 Method.

(**)	OXITENO can accept a Methane content of up to 50 ppm without this being considered contaminating as long as the frequency of occurrence does not surpass once in every 30 days or the duration of contamination be longer than 6 consecutive hours.

B.01.1 – As criteria for rounding up and limiting acceptance of the analytical results, the ASTM-E 29/67 and ASTM-D-3244 methods will be used.

B.02 - The supply conditions for ETHYLENE at the battery limits for OXITENO are defined below:

PRESSURE:	30	kg/cm2 G minimum
TEMPERATURE:	40	Gr. C maximum